State of California
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of     3     page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of APR -5 2007 /s/ DEBRA BOWEN DEBRA BOWEN Secretary of State

ENDORSED -FILED in the office of the Secretary of State of the State of California APR -4 2007

CERTIFICATE OF DETERMINATION
OF PREFERENCES OF PREFERRED SHARES
OF
UNIVERSAL DETECTION CORPORATION
A CALIFORNIA CORPORATION

The undersigned, Jacques Tizabi and Michael Collins, certify that:

1.    They are the duly elected and acting President and Secretary, respectively, of the corporation.

2.    Pursuant to authority given by the Fourth Article of the Articles of Incorporation of UNIVERSAL DETECTION CORPORATION the Board of Directors of the corporation had duly adopted the following recitals and resolutions:

WHEREAS, the Articles of Incorporation of UNIVERSAL DETECTION CORPORATION provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of UNIVERSAL DETECTION CORPORATION is authorized to fix or alter from time to time the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and farms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding; and

WHEREAS, UNIVERSAL DETECTION CORPORATION has not issued any shares of Preferred Stock and the Board of Directors of this corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges, and restrictions relating to the initial series of Preferred Stock and the number of shares constituting and the designation of the series;

NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to, the initial series of Preferred Stock as follows:

(a)    Title of Series. The initial series of Preferred Stock shall be designated "Series A-1 Preferred Stock."

(b)    Authorized Number. The number of shares constituting Series A-1 Preferred Stock shall be one hundred and fifty (150) shares.

(c)    Dividends. No dividends shall be payable on the Series A-1 Preferred Stock.

(d)    Voting Rights. The holder of each share of Series A-1 Preferred Stock shall have all the voting rights of holders of shares of Common Stock provided however, that each share of Preferred Stock shall have one million (1,000,000) votes per share. The Common Stock and the Series A-1 Preferred Stock shall vote together as a singles class except as otherwise required by law, the Articles, or the Bylaws.

(e)    Residual Rights. All rights accruing to the outstanding shares of the Corporation not otherwise expressly provided for shall be vested in the Common Stock.

(f)    Notices. Any notice to be given to any holder of Series A-1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on this corporation's books.

(g)    Liquidation. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the corporation (each a "Liquidation"), the holders of Series A-1 Preferred Stock shall be entitled to receive out of the cash and assets of the corporation prior to any payment or distribution to any series or class of capital stock ranking junior to the Series A-1 Preferred Stock, including Common Stock, whether those assets are capital or surplus of any nature, an amount equal to, but not greater than, $50,000.00 (the "Series A-1 Preference").

If upon any liquidation, dissolution, or winding up, the assets to be distributed among the holders of the Series A-1 Preferred Stock shall be insufficient to permit the payment to those shareholders of the full Series A-1 Preference amount, then the entire cash and assets of the corporation to be distributed shall be distributed ratably among the holders of Series A-1 Preferred Stock up to the amount of $50,000.00.

A merger or sale of substantially all of the assets of the corporation shall be deemed a "Liquidation" for purposes of this paragraph (g).

RESOLVED, FURTHER, that the President and the Secretary are each hereby authorized to execute, verify, and file a Certificate of Determination of Preferences in accordance with California law.

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge, and that this certificate was executed on 3/28/2007.

/s/ Jacques Tizabi
Jacques Tizabi, President

/s/ Michael Collins
Michael Collins, Secretary